                                                                       EXHIBIT 8

                     [LETTERHEAD OF BAKER & BOTTS, L.L.P.]

                                                                October __, 1996




Houston Industries Incorporated
Houston Industries Plaza
1111 Louisiana
Houston, Texas 77002-5231

Ladies and Gentlemen:

                 We have acted as your counsel in connection with the transactions contemplated by the Agreement and Plan of Merger among Houston Industries Incorporated ("HI"), Houston Lighting & Power Company ("HL&P"), HI Merger, Inc. ("Merger Sub") and NorAm Energy Corp. ("NorAm"), dated as of
August 11, 1996 (the "Merger Agreement"). Pursuant to the Merger Agreement, HI will merge with and into HL&P, and NorAm will merge with and into Merger Sub (the "Basic Mergers"). Alternatively, under certain circumstances, both HI and NorAm will merge with and into HL&P (the "First Alternative Merger") or NorAm will merge with and into Merger Sub and HI will not merge with and into HL&P (the "Second Alternative Merger"). In that connection, we have participated in the preparation of a registration statement under the Securities Act of 1933, as amended, of HL&P and of HI on Form S-4 (Registration No. 333-11329) in the form thereof filed with the Securities and Exchange Commission as amended by Amendment No. 1 thereto (the "Registration Statement"), including a Joint Proxy Statement/Prospectus forming Part I of the Registration Statement (the "Proxy Statement"). Capitalized terms not otherwise defined herein shall have the meaning specified in the Proxy Statement.

                 We have examined the Merger Agreement, the Proxy Statement, the representation letters of HI, HL&P and NorAm (the "Representation Letters") delivered to us for purposes of this opinion, and such other documents and corporate records as we have deemed necessary or appropriate for purposes of this opinion. In addition, we have assumed (i) the Transaction will be consummated in the manner contemplated in the Proxy Statement and in accordance with the provisions of the Merger Agreement, (ii) the statements concerning the Transaction set forth in the Proxy Statement are accurate and complete, and
(iii) the representations made to us in the Representation Letters are accurate and complete.

Houston Industries Incorporated              -2-               October __, 1996





                 Based on certain assumptions set forth therein, statements of legal conclusion set forth under the heading "The Transaction -- Certain Federal Income Tax Consequences" in the Proxy Statement reflect our opinions on the material tax consequences of the Transaction to the U.S. holders of the HI Common Stock and NorAm Common Stock based on the Internal Revenue Code of 1986 and applicable regulations thereunder, both as in effect on the date hereof, and on reported judicial decisions.

                 Our opinion is limited to tax matters specifically covered hereby. This delivery of this opinion is not intended to satisfy the condition to the closing of the Transaction set forth in Section 6.2(e) of the Merger Agreement.

                 We hereby consent to the filing of this opinion as Exhibit 8 to the Registration Statement and to the references to this Firm in the sections captioned "The Transaction -- Certain Federal Income Tax Consequences" and "Legal Matters" in the Proxy Statement. In giving this consent, we do not thereby admit that we come within the category of a person whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


                               Very truly yours,